EXHIBIT 10.17

REIMBURSEMENT AGREEMENT

This Reimbursement Agreement (the “Agreement”) is made and entered into effective as of September 1, 2005 (the “Effective Date”), by and among JBS Consulting, LLC, a Delaware limited liability company (“JBS”), Dr. John B. Simpson, an individual (“Simpson”) and Foxhollow Technologies, Inc., a Delaware corporation (“FTI”), and is made and entered into with reference to the following facts and objectives:

RECITALS

A. WHEREAS, JBS and FTI have entered into a Time Sharing Agreement with respect to that certain aircraft identified as a 2001 Dassault Falcon 900, Serial Number 189, U.S. Registration Number N144FH, (the “Aircraft”); and

B. WHEREAS, JBS will on occasion have its principal on board the Aircraft, and employees of FTI on board the Aircraft, in connection with FTI business; and

C. WHEREAS, JBS acknowledges that FTI’s policy for reimbursement of transportation expenses for its officers, directors, and employees is limited to first class or coach fare equivalent for business related flights.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and conditions herein set forth, JBS and FTI agree as follows:

1. Reimbursement by JBS and/or Simpson. JBS and/or Simpson agrees to reimburse FTI for all costs and expenses incurred by FTI under the Time Sharing Agreement, except for the cost of a first class fare equivalent commercial airline ticket, for all flights when Simpson is aboard the Aircraft in connection with FTI business. JBS and/or Simpson agrees to reimburse FTI for all costs and expenses incurred by FTI under the Time Sharing Agreement, except for the cost of a coach fare equivalent commercial airline ticket, for all flights when any employee and/or Director of FTI is aboard the Aircraft in connection with FTI business.

2. JBS’s and/or Simpson’s Reimbursement Obligations. JBS’s and/or Simpson’s reimbursement obligations for each flight conducted under this Agreement shall in no event exceed the sum of the following expenses authorized by FAR Part 91.501(d);

A.	Fuel, oil, lubricants, and other additives;

B.	Travel expenses of the crew, including food, lodging and ground transportation;

C.	Hangar and tie down costs away from the Aircraft’s base of operation;

D.	Insurance obtained for the specific flight;

E.	Landing fees, airport taxes and similar assessments including, but not limited to IRC Section 4261 and related excise taxes;

F.	Customs, foreign permit, and similar fees directly related to the flight;

G.	In-flight food and beverages;

H.	Passenger ground transportation;

I.	Flight planning and weather contract services; and

J.	An additional charge equal to 100% of the expenses listed in subparagraph (A) of this paragraph.

3. Invoicing for Flights. FTI will pay all expenses related to the operation of the Aircraft under the Time Sharing Agreement, when incurred, and will provide an invoice to JBS and/or Simpson for reimbursement of the cost of each specific flight. JSB and/or Simpson shall reimburse FTI for said expenses within ten (10) days of receipt of the invoice therefor.

IN WITNESS WHEREOF, the parties have executed this Agreement.

JBS:

JBS CONSULTING, LLC

a Delaware limited liability company,

By:	/s/ John B. Simpson	Date:	March 6, 2006

John B. Simpson
Manager

SIMPSON:

/s/ John B. Simpson	Date:	March 6, 2006

John B. Simpson, individually

FTI:

FOXHOLLOW TECHNOLOGIES, INC.,

By:	/s/ Matthew B. Ferguson	Date:	March 6, 2006

Its Chief Financial Officer